NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS SECOND QUARTER 2008 RESULTS
Loan Growth, Stable Margin and Solid Credit Quality Highlight Second Quarter
Company Achieves $1 Billion in Assets
Company Named to the Russell 2000

EUGENE, Ore., July 16, 2008 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the second quarter and six months ended June 30, 2008.

Net income for the second quarter 2008 was $3.0 million, a 6.4% decline from 2007 second quarter net income of $3.2 million. Earnings per diluted share were $0.25 for the second quarter 2008, compared to $0.27 reported for the prior year second quarter. Return on average assets, return on average equity, and return on average tangible equity for the second quarter 2008 were 1.20%, 11.02% and 13.95%, respectively, compared to 1.42%, 12.66% and 16.48%, respectively, for the comparable period in 2007.

Net income for the first six months of 2008 was $6.1 million, a decline of 1.9% from the $6.2 million reported for the comparable period of 2007. Earnings per diluted share were $0.51 for the first six months of 2008, compared to $0.52 per diluted share for the first six months of 2007. Return on average assets for year-to-date June 30, 2008 and 2007 were 1.24% and 1.40%, respectively. Year-to-date June 30, 2008, return on average book equity and return on average tangible equity were 11.15 % and 14.11%, respectively, compared to 12.47% and 16.30%, respectively, for the comparable period of 2007.

Credit quality of the bank’s loan portfolio continues to be solid and stable and in line with previous discussions. Nonperforming assets at June 30, 2008, were $7.6 million, an increase of $1.6 million from March 31, 2008, levels, and represent 0.74% of total assets. The increase in nonperforming assets in second quarter 2008 was primarily attributable to the addition of a single $1.7 million loan to nonaccrual status. This loan had previously been discussed in the bank’s first quarter conference call and first quarter 10-Q. The loan is a well secured, 68% loan-to-value, desired commercial real estate project with no loss expected. Nonperforming assets at June 30, 2008, consist of $4.6 million of loans on nonaccrual status, net of government guarantees, and $3.0 million in other real estate owned. The $4.6 million of nonaccrual loans at June 30, 2008, consist of 19 residential consumer construction loans totaling $2.9 million and a single loan of $1.7 million, while the other real estate owned consists of 17 consumer construction residential properties. Losses on the current and possible future nonperforming loans in the consumer residential loan portfolio are not expected to be significant due to a cash-secured 20% principal guarantee for the majority of these loans.

For the second quarter 2008, the bank provided $925 thousand to the allowance for loan losses compared to $125 thousand for second quarter 2007. Year-to-date provisions to the allowance for loan loss totaled $1,500 and $325 for the years 2008 and 2007, respectively. The increase in the provision for loan losses during the second quarter and the first six months of 2008 was primarily due to loan growth and prudent additions to the bank’s unallocated reserve for possible loan losses. At June 30, 2008, unallocated reserves were above 9.5% and at the high end of the approved range. At June 30, 2008, the ratio of the allowance for loan losses to total loans was 1.10%, compared to 1.05% and 1.08% at December 31, 2007, and June 30, 2007, respectively. Also at June 30, 2008, the bank had $196 thousand reserved for unfunded loan commitments, which is classified in other liabilities on the balance sheet. For the second quarter and first six months of 2008, the bank had net charge offs of $174 and $279 thousand, respectively. Based on the analysis of classified loan migration trends and independent third-party reviews of the loan portfolio, management believes that its calculation of the adequacy of the allowance for loan losses has accurately captured the inherent risk in the bank’s loan portfolio.

“Due to the loan growth during the quarter and an increased economic uncertainty, we determined that it was prudent to increase our provision for loan losses and our unallocated reserves.  The increase reflects the stress we presently see on various sectors of the regional economy and does not reflect any deterioration of the credit quality of Pacific Continental’s loan portfolio,” stated Casey Hogan, Executive Vice President and Chief Credit Officer. “Our present level of nonperforming assets is very manageable, and we currently expect nonperforming assets in our consumer residential loan portfolio to decline as the year progresses,” added Hogan.

At June 30, 2008, period end loans totaled $897.5 million, an increase of $101.7 million over outstanding loans of $795.7 million at June 30, 2007, and up a $32.2 million during the second quarter 2008. Although the bank’s new business pipelines are good in all three of the bank’s principal markets, prevailing economic conditions in the Northwest and the expected continued contraction in the bank’s residential construction portfolio suggests slower loan growth in subsequent quarters.

Period end core deposits were $606.2 million, down $20.6 million from the June 30, 2007, total of $626.8 million. However, approximately $25.0 million of the core deposits at June 30, 2007, were temporary in nature and exited the bank shortly following the end of the quarter. For the second quarter 2008, core deposits averaged $594.5 million, a decrease of $18.8 million from the average core deposits reported for the first quarter 2008, but up $19.5 million from average core deposits for second quarter 2007.

“Considering the current economic climate, I continue to be pleased with our relative performance and prospects for the remainder of the year,” said Hal Brown, Chief Executive Officer. “During the quarter, we achieved two very significant milestones – exceeding $1 billion in assets and being included in the Russell 2000 index, which recognized Pacific Continental Corporation as one of the 3,000 largest public companies in America. The ability to grow and remain opportunistic during challenging times can be attributed to our business model, our professional bankers, and the consistently strong practices they employ. Our strong position allows our bankers to remain focused on our clients and prospects, providing the consultative services needed in today’s economic environment”, added Brown.

Operating revenue, which consists of net interest income plus noninterest income, was $13.3 million during the second quarter 2008, up 12.1% from the $11.9 million reported during the second quarter 2007. Improvement in operating revenue resulted from increases in noninterest income and the strong loan growth while maintaining a strong and stable net interest margin. Noninterest expenses during the second quarter increased 14.6% compared to the same period in 2007 reflecting increased personnel expense and professional services. Personnel expenses included increases in salary expense related to staff additions, reduced loan origination fees which are an offset to salary expense, and larger medical insurance provisions.

The net interest margin remained strong and stable at 5.24% for both the second quarter and year-to-date, 2008 and, interestingly, the same as the net interest margin reported for second quarter and year-to-date 2007. During the second quarter 2008, the bank recovered approximately $116 thousand of interest on a loan that had been charged off several years prior. This interest recovery added approximately 5 basis points and 3 basis points, respectively, to the second quarter and year-to-date June 30, 2008, net interest margin. The stable net interest margin during the second quarter and first six months of 2008 can be attributed to a number of factors, including a balanced interest-rate risk profile that permits the bank to quickly adjust rates paid on deposits in the current falling rate environment, the activation of floors on a portion of the bank’s variable rate loan portfolio, and the widening spreads between the bank’s cost of funds and its fixed rate loan and securities portfolio. Looking forward, a number of factors suggest a lower net interest margin during the third quarter 2008. These factors include the industry’s current continued liquidity squeeze that keeps borrowing costs stubbornly high, the expiration of active floors on a portion of the bank’s variable rate loan portfolio, and competition for core deposits that is expected to increase the bank’s cost of funds.

Second Quarter 2008 Highlights:
•	Through disciplined credit practices continued to report solid credit quality statistics.
•	Listed on the Russell 2000 for the first time.
•	Exceeded $1 billion in outstanding total assets.
•	Paid a $0.10 per share quarterly dividend that when annualized represents a 14.3% increase over 2007 cash dividends.
•	Stable net interest margin of 5.24%, the same as that reported for the second quarter 2007.
•	Named for the seventh consecutive year to the Seattle Times annual “Northwest 100” ranking of top publicly traded companies.

Conference Call and Audio Webcast:
Pacific Continental Corporation will conduct a live conference call and audio Webcast for interested parties relating to its results for the quarter and six months ended June 30, 2008, on Thursday, July 17th at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418 and provide the pass code: “Pacific Continental second quarter earnings, leader: Hal Brown.” The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Webcast presentation link on the company’s home page a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Web site. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest metropolitan areas including Seattle, Portland, and Eugene. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972 Pacific Continental Bank has been honored with numerous awards from business and community organizations: in June 2008 – for the seventh consecutive year - the Seattle Times named Pacific Continental to its  “Northwest 100” ranking of top publicly rated companies in the Pacific Northwest; in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, marking the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; and in 2007 the Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK”; additionally, PCBK is listed in the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; a continued decline in the housing and real estate market, changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit, and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

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Consolidated Statements of Income
For the Six Months Ended
(Amounts in $ Thousands, except per share and book value data)

	30-Jun-08	30-Jun-07
Interest income	$32,721	$34,398
Interest expense	$8,947	$13,142
Net interest income	$23,774	$21,256
Provision for loan losses	$1,500	$325
Noninterest income	$2,180	$1,897
Noninterest expense	$14,630	$12,871
Income before taxes	$9,824	$9,957
Taxes	$3,738	$3,751
Net income	$6,086	$6,206

Net income per share
Basic (1)	$0.51	$0.53
Fully diluted (1)	$0.51	$0.52

Outstanding shares, end of period (1)	11,973,551	11,835,380
Outstanding shares, year-to-date average (basic) (1)	11,950,878	11,787,923
Outstanding shares, year-to-date average (diluted) (1)	12,016,972	11,962,111

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share and book value data)

	30-Jun-08	30-Jun-07
Interest income	$16,215	$17,751
Interest expense	$4,057	$6,813
Net interest income	$12,158	$10,938
Provision for loan losses	$925	$125
Noninterest income	$1,163	$949
Noninterest expense	$7,463	$6,513
Income before taxes	$4,933	$5,249
Taxes	$1,926	$2,038
Net income	$3,007	$3,211

Net income per share
Basic (1)	$0.25	$0.27
Fully diluted (1)	$0.25	$0.27

Outstanding shares, quarter average (basic) (1)	11,961,692	11,814,931
Outstanding shares, quarter average (diluted) (1)	12,029,195	11,970,211

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	Year-to-date Ending		For Quarter Ending
Balance Sheet	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Loans at period end	$897,465	$795,746
Real estate secured loans at period end	$678,000	$608,983
Commercial loans at period end	$204,146	$174,665
Other loans at period end	$15,319	$12,098
Allowance for loan losses at period end	$9,896	$8,595
Allowance for outstanding commitments incl. in liabilities	$196	$171
Goodwill and core deposit intangible	$23,015	$23,238
Assets at period end	$1,035,771	$906,665
Deposits at period end	$674,915	$699,402
Noninterest-bearing deposits at period end	$181,560	$172,145
Core deposits at period end (2)	$606,238	$626,809
Stockholders' equity at period end (book)	$111,385	$101,435
Stockholders' equity at period end (tangible) (3)	$88,370	$78,197
Book value per share at period end	$9.30	$8.57
Tangible book value per share at period end (3)	$7.38	$6.61
Loan, average	$857,856	$784,160	$878,918	$802,907
Earning assets, average	$913,217	$818,289	$933,296	$836,542
Assets, average	$984,205	$891,017	$1,005,114	$910,174
Deposits, average	$644,544	$641,270	$637,549	$648,230
Noninterest-bearing deposits, average	$168,655	$165,345	$170,018	$166,596
Core deposits, average (2)	$603,880	$571,902	$594,472	$574,940
Stockholders' equity, average (book)	$109,802	$100,366	$109,741	$101,709
Stockholders' equity average (tangible) (3)	$86,728	$76,797	$86,695	$78,171

Financial Performance
Return on average assets	1.24%	1.40%	1.20%	1.42%
Return on average equity (book)	11.15%	12.47%	11.02%	12.66%
Return on average equity (tangible) (3)	14.11%	16.30%	13.95%	16.48%
Net interest margin	5.24%	5.24%	5.24%	5.24%
Efficiency ratio (4)	56.37%	55.59%	56.02%	54.79%
Net income per share
Basic (1)	$0.51	$0.53	$0.25	$0.27
Fully diluted (1)	$0.51	$0.52	$0.25	$0.27

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	Year-to-date Ending		For Quarter Ending
Loan Quality	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Loan charge offs	$413	$43	$293	$19
Loan recoveries	$(134)	$(29)	$(119)	$(12)
Net loan charge offs (recoveries)	$279	$14	$174	$7

Non-accrual loans	$5,156	$103
90-day past due	$0	$0
Gross nonperforming loans	$5,156	$103
Government guarantees on
non-accrual and 90-day past due	$(546)	$0
Nonperforming loans net of government guarantees	$4,610	$103

Foreclosed property	$3,030	$0
Nonperforming assets, net of government guarantees	$7,640	$103

Loan Quality Ratios
Non-accrual loans to total loans	0.57%	0.01%
Nonperforming assets to total assets	0.74%	0.01%
Allowance for loan losses to net nonperforming loans	214.66%	8344.66%
Net loan charge offs (recoveries) to average loans, annualized	0.07%	0.00%
Allowance for loan losses to total loans	1.10%	1.08%

(1) All outstanding shares and per share data have been retroactively adjusted to reflect
10% stock dividend declared and paid during second quarter 2007.
(2) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(3) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(4) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.